                                                                    EXHIBIT 99.2

                                  EDR - Q4 2005
               EDUCATION REALTY TRUST INC EARNINGS CONFERENCE CALL
                  EVENT DATE/TIME: MAR. 10. 2006 / 11:00A.M. ET

BOB HETHERINGTON - EDUCATION REALTY TRUST INC - Investor Relations.

Thank you, good morning and thank you for joining us in this fourth-quarter 2005 conference call with the Management of Education Realty Trust. First, some housekeeping matters. Today's earnings release will be furnished on Form 8-K and available through our Web site at www.eductionrealty.com. .A taped replay of this call will be available through the Web site. During today's call, the management of Education Realty Trust will be making forward-looking statements about topics such as expectations of occupancy and rental rates, plans for future acquisitions, investment strategies, business conditions and market trends. Such forward-looking statements are based on management's current views and current expectations. Forward-looking statements are subject to risks, uncertainties, and other factors that could cause the actual results to differ materially from future results expressed or implied by such forward-looking statements. For a discussion of such factors, I invite to you please see the business risk factor section of our Annual Report on Form 10-K for the year ended December 31, 2004.

As a reminder, forward-looking statements speak only of expectations as of the date on which they are made. EDR assumes no obligation to update or revise such statements as a result of new information, future development, or otherwise. On our conference call this morning, we have Education Realty Trust Chairman, President and Chief Executive Officer, Paul Bower; Executive Vice President and Chief Financial Officer, Randy Brown, and Executive Vice President and Chief Investment Officer, Craig Cardwell. At this point, I am pleased to introduce EDR Chairman, President and Chief Executive Officer, Paul Bower.

PAUL BOWER - EDUCATION REALTY TRUST INC - Chairman, Pres., CEO

Thank you, Bob. Thank you, ladies and gentlemen, for joining us today. As we begin this morning, I want to recap some of our recent success and highlight some of the topics you can expect to hear us discuss in more detail here today. Then I will turn the call over to our EVP and Chief Financial Officer, Randy Brown. Randy plans to review our financial results for the quarter and the year, our capital structure and our guidance for 2006. In response to requests for additional historic data, we have included additional material in our analyst supplemental package today. The supplement is available through our Web site, www.eductionrealty.com.

Our EVP and Chief Investment Officer, Craig Cardwell will then take the reins. Craig will discuss general business conditions, our views about acquisition opportunities, our development pipeline, and our property Management activities. Then I will return to review our occupancy data and provide additional detail about where we are in terms of leasing activities and rental rates leading into the 2006-2007 academic year. And then as usual, when we finish our remarks, Randy, Craig and I will be pleased to answer your questions.

Let me start today with a brief review of some of our performance indicators and trends. Quarterly earnings are up. Quarterly FFO is up. Quarterly FFO is up from our previous quarters. Company growth in the past year way up. Year-end occupancy at EDR-owned properties up. Company's scale after our place purchase up again. Lease commitments for 2006, 2007 academic year up. Average rental rates on those new leases, up. So what is normally expected to be a quiet quarter, there is positive momentum for around EDR and our efforts to build a bigger, stronger, and more vibrant company.

The fourth quarter was a quarter of solid performance. It was a quarter clear of the one-time costs, charges, and adjustments that we know come from becoming a new public company engaged in buying, integrating and managing real estate. It was a quarter that wrapped up our 11-month initial first year. It was a quarter that clears the way for us to build on 54 years of business success and create a public company that is truly built to last. We have a clear vision. We have thoughtful leadership from a distinguished Board of Directors. We have talented people throughout our organization that can bring the vision to life. People who can make it happen through their daily efforts. In fact, they already are.

Our statistics show us that physical occupancy at the end of the most recent quarter topped 94% at our owned properties. That is up from 90% occupancy at those same properties a year ago. Properties that begin the year with higher occupancy perform better and contribute higher operating margins throughout the year. There is a lot of positive momentum created by that 4 percentage point year-over-year gain. Our development team posted a big gain this past quarter.

We were tapped to lead the way on a $230 million initiative to replace all on-campus student housing at Indiana University of Pennsylvania. The first phase is valued at $52.5 million. Our development company subsidiary, Allen & O'Hara Development Company, LLC, is ready to start construction on phase one beginning May 1st. So far our development arm and its predecessor have been involved in creating college communities at seven universities in Pennsylvania, that includes building projects with more than 5800 student beds.

As our development companies subsidiary completes on-campus ventures in Birmingham, Alabama, Louisville, Kentucky and an urban campus community in Denver, Colorado, later in the year, our property management subsidiary, Allen and O'Hara Education Services, Inc., is already ramping up leasing efforts for those openings. We have grown significantly this past year fueled by the initial public offering and focused on prudent acquisitions of good assets in desirable markets. We will continue to be in the market for good assets and desirable markets, though we will be disciplined shoppers, underwriters and investors.

At year end EDR posted nearly a seven-fold gain in total assets to more than $700 million. That does not include our acquisition of The Place Properties portfolio that closed on January 6, 2006. This acquisition extends our reach into new markets and increases our size to 59 owned and or managed properties with 36,637 beds. As we look ahead, another positive indicator of future performance is the pace of leasing activity for the upcoming 2006, 2007 academic year. We are 47.3% preleased for the fall at EDR-owned properties, not including Place. That's up from 40% preleased at the same time a year ago. And the pace of leasing EDR properties and our recently-acquired Place Properties is also ahead of last year.

In addition, the average rental rate we are seeing is up approximately 4% on leases executed for the upcoming academic year compared with the average rental rate on leases presently in place. Again these are early days in the lease-up cycle, but this performance is a positive indicator, and it is consistent with our previously stated aim to drive occupancy rates higher at properties we have acquired and then as prudent given market conditions, to work on moving rental rates higher as well. With that, I will now turn the call over to our CFO, Randy Brown, who will talk more specifically about the numbers.

RANDY BROWN - EDUCATION REALTY TRUST INC - CFO

Thank you, Paul. As a preface to my comments, just a reminder that given the tremendous difference in size between the Company we were a year ago and the Company we are today performance comparisons are not very meaningful. As we move into this year, however, those comparison will be cleaner, clearer and more comparable. For the quarter ended December 31, 2005. Our total revenues were $27.9 million, up from $7.3 million a year ago. Our total operating expenses were $21.6 million, up from $5.4 million a year ago and our net operating income was $6.2 million compared with $2 million a year ago. For the 11 months ended December 31, 2005, EDR's total revenues were $87.2 million with operating expenses of $87.7 million and net operating loss for the period of $500,000.

Fourth-quarter funds from operations or FFO was $7.5 million or $0.26 per fully diluted share and FFO-A which is our funds from operations adjusted for significant one-time non-cash transactions was $7.5 million or $0.26 per fully diluted share. FFO for the 11 months ended December 31 was $13.1 million or $0.46 per fully diluted share and FFO-A was $19.5 million or $0.69 per fully diluted share. In terms of liquidity and capital requirements, our present leverage ratio provides sufficient room for modest growth when the opportunities arise. At the end of the quarter we had approximately $61.8 million in cash as well as $100 million available on our credit facility.

Our total enterprise value is approximately $687.1 million, consisting of approximately $326 million of fixed rate debt having a weighted average interest rate of 5.67% and weighted average maturity of 3.6 years. As of December 31, our debt-to-enterprise value was approximately 47.4% and we had no exposure to variable rate debt. We have acquired The Place Properties Portfolio in early January 2006 using some of our cash on hand and our credit facility to help facilitate that transaction.

As Paul has mentioned, we have provided additional information in our supplemental package on page 10 to respond to those who have asked for additional historic operating data. Our hope is that this information will be useful as you view the Company going forward. As we look ahead for the remainder of '06, at this time we are affirming previous per share FFO guidance of $0.97 to $1.02 per share. Again a fairly narrow range and based only on modest growth of our current portfolio. In addition, we are affirming our previous 2006 annual dividend target of $1.19 per share. Now at this time, I am pleased to turn the call over to Craig Cardwell, our Executive Vice President and Chief Investment Officer.

CRAIG CARDWELL - EDUCATION REALTY TRUST INC - EVP, CIO

Thank you, Randy. Let me open with a general view of business conditions. We are in the middle of the echo boom growth, as you all know, in college enrollments. Enrollment for Fall 2006 is up at nearly every University where EDR owns a collegiate community. The exceptions, Perdue and Texas Tech, reports stable enrollment. Only one, Western Michigan University, reported a decline in enrollment. Similarly, demand for admission to universities in the ER universe begin to increase as applications for freshman enrollment grew as well. Nationally, university tuitions are up 7% to 9% for the '05-'06 school year with the national average at 7%. State appropriations for higher education have now increased two years consecutively with the most recent year at a 6% increase.

Traditionally, it has appeared us to that rental rates rise in the draft of tuition increases. For the first time in a number of years it appears that the construction volume for new, purposely built student housing in our markets have leveled off or declined. Each of these larger factors are elements that may contribute to what we see as gradually tightening markets. During calendar 2005, we looked at purpose-built student housing with an estimated value of $2 billion. As you know, we bought 18 properties with a value of $311 million outside of the IPO. We expect to look at roughly the same volume and value of property in 2006.

Presently cap rates are in the mid 6% range and appear to have bounced off the bottom we saw during the second half of last year. There is ample product out there, though conditions right now are remain competitive. Many of the properties are in markets that we think are desirable. Remember, we underwrite the university first using a number of criteria before we start thinking of a specific transaction; however, we are looking with a discerning eye with someone who understands student housing from the inside out after more than 40 years of experience in the industry.

In some markets, we have watched purchase prices rise rapidly, going higher and higher beyond what we thought was reasonable. Now we are watching as vacancy rates at some of those same properties go higher as new owners inexperienced with student housing struggle to make their economics work. Presently, we have properties valued at $300 million in the review stage. We think there will be acquisition opportunities out there for us this year. We plan to be ready when they present themselves.

On the development front, we have half a dozen projects in the development pipeline. Paul alluded to the most recent one, the $230 million venture at Indiana University of Pennsylvania. Construction of 744 beds in phase I is set to begin this Spring. Completion of phase I is expected in August 2007. Also in Pennsylvania we are at work at Slippery Rock University. Construction of two buildings with 700 students is ahead of schedule. They are set to open in August. Two more buildings with 690 beds are scheduled to open in late 2006 and mid-2007.

An additional phase of the work at Slippery Rock has been approved recently. The 1,000 bed project is in the design stage and construction for that stage is expected to start in 2007. We are also at work at California University of Pennsylvania, construction of 447 beds is on target for an August opening. An additional phase of work at California has been approved and construction of 352 beds is set to begin in June. The project, our third at California, is scheduled for completion in August of 2007.

At the University of Alabama Birmingham, our construction of 753-bed Blazer Hall continues on track toward an opening in May. At the University of Colorado at Denver, construction of the 685 bed Campus Village Apartments is ahead of schedule and will be completed this summer. And at the University of Louisville, construction is on track for the Fall opening of a 359-bed residential and Greek organization building.

In summary, our development arm presently has 4,368 beds under construction and upon completion later this year, our property management group will operate three of these properties with 1797 of those beds. Our property Management subsidiary Allen & O'Hara Education Services, Inc., will manage the properties in Birmingham, Denver and Louisville. The initial lease-up is under way, and as of March 6 as a group, those three are 32.3% preleased for Fall which is in line with market expectations. Our property Management team has during the past year introduced and installed an array of procedures and systems to the acquired property portfolio that are now demonstrating results in leasing, occupancy attainment and retention, and cost management. With that, I will kick it back to Paul, who will wrap up with a review of our occupancy and our leasing activity.

PAUL BOWER - EDUCATION REALTY TRUST INC - Chairman, Pres., CEO

Thank you, Craig. According to our statistics at year end, physical occupancy at EDR-owned properties was 94.3%, up from 90.3% a year ago. Those properties include the EDR predecessor properties where occupancy was 92.4% up from 90.7%, the properties acquired from JPI, where occupancy was 94.7% up from 91.8%, and five other properties acquired during 2005 where occupancy was 95.4% up from 84.8% a year ago. At the end of the fourth quarter, our revenue per available bed REVPAB as we call it was $390 for the EDR-owned properties. In terms of our leasing activities, the EDR-owned properties as a group are 47.3% preleased for next Fall as of March 6, and that is up from 40.3% preleased a year ago. Beds of properties in the EDR managed portfolio are 45.5% preleased up from 36.7% preleased a year ago and of the 13 recently acquired Place Properties, 44.2% of beds are preleased for Fall, up slightly from 43.6% a year ago. We consider this to be a good pace for the 2006-2007 lease-up and it is being accomplished with fewer concessions, fewer other financial inducements and at a lower marketing expense. As I mentioned earlier we are seeing an approximate 4% increase in average rental rate for 2006-2007 compared with leases in place presently. We appreciate your interest in our company and your participation here today. At this time, Craig, Randy and I will welcome your questions.

QUESTIONS AND ANSWERS

OPERATOR [OPERATOR INSTRUCTIONS] Your first question comes from the line of Nap Overton from Morgan Keegan.

NAP OVERTON - MORGAN KEEGAN & CO., INC. - ANALYST -- Good morning.

PAUL BOWER - EDUCATION REALTY TRUST INC - Chairman, Pres., CEO Good morning,
Nap.

NAP OVERTON - MORGAN KEEGAN & CO., INC. - ANALYST -- A couple of things. One, Craig, just a clarification. You talked about a mid-6% capitalization rate range on acquisitions. Is that before or after deductions from maintenance CapEx?

CRAIG CARDWELL - EDUCATION REALTY TRUST INC - EVP, CIO That will be fully loaded, Nap.

NAP OVERTON - MORGAN KEEGAN & CO., INC. - ANALYST -- Okay. That's after a deduction for capital expenditures?

CRAIG CARDWELL - EDUCATION REALTY TRUST INC - EVP, CIO Yes.

NAP OVERTON - MORGAN KEEGAN & CO., INC. - ANALYST -- All right. Good. And then, Randy, I know you went over this, but the availability of capital following The Place, transaction after the Place transaction would be -- what is it today? Where do you stand?

RANDY BROWN - EDUCATION REALTY TRUST INC - CFO Well, we have got about $46 million outstanding on our line of credit right now. And, of course, our credit facility has got $100 million availability on it. So we have got some room there.

NAP OVERTON - MORGAN KEEGAN & CO., INC. - ANALYST -- Okay -- okay. Will you be willing to share with us in our 2006 guidance of $0.97 to $1.02 what your assumption by third-party management and development fee income is?

RANDY BROWN - EDUCATION REALTY TRUST INC - CFO Third-party management fee income?

NAP OVERTON MORGAN KEEGAN & CO., INC. - ANALYST ---- Yes. The third party development and management fee revenues that you have. Those are kind of difficult for us to project because they are lumpy.

RANDY BROWN - EDUCATION REALTY TRUST INC - CFO Well, in the supplemental package, we've got a detail there, Nap, that shows what we recognize for development fees for '05 on what is left to being recognized of those projects we have under construction right now, but we've said that our development fees are typically $3 million to $3.5 million, and our management fees are $2 million to $2.5 million. We in our guidance have some inflation built into that, assuming -- especially on the third-party management fees that our fees will go up in tandem with inflation of rental rates. I think if you use that as sort of a guideline for '06, I think you will be in the ballpark.

NAP OVERTON - MORGAN KEEGAN & CO., INC. - ANALYST ---- Okay and then I see that you affirmed the payment of $1.19 dividend in 2006. Does it still -- it is reasonable to expect the Board to -- to take a look at that at the end of this year for 2007?

PAUL BOWER - EDUCATION REALTY TRUST INC - Chairman, Pres., CEO Well, I think it is safe, Nap, to assume that the Board will look at that every quarter--

NAP OVERTON - MORGAN KEEGAN & CO., INC. - ANALYST -- Every quarter.

PAUL BOWER - EDUCATION REALTY TRUST INC - Chairman, Pres., CEO - more often, but for sure, the Board has their eye on that situation and at this point this time thinks we can earn our way into that dividend.

NAP OVERTON - MORGAN KEEGAN & CO., INC. - ANALYST -- Okay. All right. Okay. Okay. Thanks very much.

OPERATOR Your next question comes from the line of Craig Leopold of Green Tree Advisors. Craig Leopold - Green Tree Advisors - Analyst Good morning.

PAUL BOWER - EDUCATION REALTY TRUST INC - Chairman, Pres., CEO - Good morning.

CRAIG LEOPOLD - GREEN TREE ADVISORS - ANALYST-- I wonder if you can just talk about the historical results on the same-store basis in that clearly '05 was a year you had negative same-store revenue and NOI growth. Was there anything unusual that was occurring there? And clearly you are setting the stage for what looks like, you know, pretty decent growth in '06. I am trying to reconcile the '05 results versus the '06 outlook.

RANDY BROWN - EDUCATION REALTY TRUST INC - CFO I think we -- this is Randy. We said all along the predecessor properties -- in particular there are only seven of them. We had one property in particular that had suffered some reduction in occupancy for Fall of '05. That is the reason we look at a same-store comparison. There is a reduction in the revenue. There was basically one property in Tucson that suffered from some new supply on the market. That basically has brought down that same-store operating sales.

CRAIG LEOPOLD - GREEN TREE ADVISORS - ANALYST-- I guess we are seeing it in the fourth quarter as well. So I would have thought that would have played itself -- I understand that for the full year, but for the fourth quarter, looking at page 7 of your supplement.

PAUL BOWER - EDUCATION REALTY TRUST INC - Chairman, Pres., CEO-- Right. Well, that was the beginning of the current lease year, when that particular property, which -- incidentally just -it had a substantial competitor constructed right adjacent to it which is the main reason that its occupancy slipped last year.

CRAIG LEOPOLD - GREEN TREE ADVISORS - ANALYST-- Okay.

PAUL BOWER - EDUCATION REALTY TRUST INC - Chairman, Pres., CEO-- The good news is it is leasing up on a track that says we ought to fill it this year.

CRAIG LEOPOLD - GREEN TREE ADVISORS - ANALYST-- Okay.

PAUL BOWER - EDUCATION REALTY TRUST INC - Chairman, Pres., CEO-- So it was a one-year -- we feel like it was a one-year anomaly.

CRAIG LEOPOLD - GREEN TREE ADVISORS - ANALYST-- Great. Can you talk a little bit about your outlook for expense growth for '06?

PAUL BOWER - EDUCATION REALTY TRUST INC - Chairman, Pres., CEO-- Well, we -- we feel pretty comfortable that we are going to be able to maintain close to zero growth throughout the year. We had some extraordinary expenses in the first year, and we feel like we can manage to reduce those, eliminate those, and, therefore cover any obvious increases of things like utility. Utility cost will go up slightly we feel over the year but savings in other areas plus the savings of -- in the leasing side of things, where we are spending less in marketing of what we call student amenities, will offset any increases in other areas.

CRAIG LEOPOLD - GREEN TREE ADVISORS - ANALYST-- Okay.

PAUL BOWER - EDUCATION REALTY TRUST INC - Chairman, Pres., CEO -- We are looking at flat -- pretty flat expense year-over-year in 2006.

CRAIG LEOPOLD - GREEN TREE ADVISORS - ANALYST-- Okay. Great. In your text, there is a mention to a place -- a return of 7.2%. I am not sure if you meant to say a nominal cap rate or your expected total return from that acquisition?

PAUL BOWER - EDUCATION REALTY TRUST INC - Chairman, Pres., CEO -- I think that is the nominal cap rate.

CRAIG LEOPOLD - GREEN TREE ADVISORS - ANALYST-- Okay. All right. I just wanted to be -- to be clear on that. And then I guess lastly. You mentioned that you -- that you see some new inexperienced owners struggling. You know how prevalent is that, and, you know, based on your experience, you know, when might you expect those to become, you know, pretty active sellers, if you will, once they figure out that maybe they don't understand the business as well as some of you who have been operating in it for such a long period of time.

CRAIG CARDWELL - EDUCATION REALTY TRUST INC - EVP, CIO This is Craig responding to that. I don't think there is going to be any -- any panic or sale for, you know, another year or year and a half, because, you know, first this -- an owner has got to go through "it is really not happening to me" process and then go into the denial process before they get real and realize they have got to sell. So we are probably a couple years away from that, I would think from having those assets come back available on the market.

CRAIG LEOPOLD - GREEN TREE ADVISORS - ANALYST-- Okay. And what do you attribute the recent -- you mentioned the recent increase in cap rate you see at least moving off the bottom, what do you attribute that to?

PAUL BOWER - EDUCATION REALTY TRUST INC - Chairman, Pres., CEO - I -- I think it's -- frankly, I think it's been an improved discipline by number of investor groups, including ourselves and our two Real Estate Investment Trust colleagues that are in the business, and I think that's helped. Not that we had bad discipline, but we basically have by and large been pretty scrupulous in terms of what we've -- what we've looked at.

CRAIG LEOPOLD - GREEN TREE ADVISORS - ANALYST-- Okay. Thank you.

OPERATOR Once again, ladies and gentlemen, if you wish to ask a question, that is star followed by 1 on your telephone. Your next question comes from the line of Anthony Paolone from JP Morgan.

JOE DAZIO - JP MORGAN - ANALYST -- Hey, guys, Joe Dazio here. Couple of questions. Any plans to ramp up -- or start up on balance sheet development or is growth through acquisitions still the primary focus?

PAUL BOWER - EDUCATION REALTY TRUST INC - Chairman, Pres., CEO - Well, that's a good question. We do have an active development department which to this point in time have done basically these on campus tax-exempt finance projects. But they are more and more looking at balance sheet development opportunities. Nothing I would like to report at this point in time, but -- but we certainly envision branching into that area here very soon.

JOE DAZIO - JP MORGAN - ANALYST -- Okay. Secondly, can you provide maybe a broad range of, you know, kind of the hit rate on acquisitions you are looking at here and what is sort of embedded in the guidance range?

CRAIG CARDWELL - EDUCATION REALTY TRUST INC - EVP, CIO Yeah, our guidance is -- is that -- we are not going to proclaim any particular amount of acquisitions. So we are not going -- we are not going to I guess be stuck with having to proclaim that we are going to buy anything in any one particular month or any particular quarter. And we think there are opportunities out there. We think there are fairly near-term opportunities out there, but we are not going to make a commitment as to how much or when.

JOE DAZIO - JP MORGAN - ANALYST -- Can you hit the current range without buying anything else?

CRAIG CARDWELL - EDUCATION REALTY TRUST INC - EVP, CIO-- Yes.

JOE DAZIO - JP MORGAN - ANALYST --

Okay.

CRAIG CARDWELL - EDUCATION REALTY TRUST INC - EVP, CIO-- Our current range assumes no acquisitions, no additional management fees, no additional development fees. It is as if nothing happens.

JOE DAZIO - JP MORGAN - ANALYST -- Gotcha. Okay. Next question. Do you have a time frame by which, you know, you want to cover the dividend from operating cash flows?

PAUL BOWER - EDUCATION REALTY TRUST INC - Chairman, Pres., CEO - Well, obviously we would like to do it immediately, but realistically, we are going to keep looking at it quarter by quarter as we said. We -- we obviously understand that it will not happen in 2006, so the question is, how soon after a solid performance in 2006. That is our goal right now is strong performance in first quarter 2006.

JOE DAZIO - JP MORGAN - ANALYST -- Okay. And then lastly, I guess question for Randy. The student housing restaurant revenue that looked like a new line that popped up. Was that previously imbedded in the -- you know, remember NOI?

RANDY BROWN - EDUCATION REALTY TRUST INC - CFO It was previously in the student housing revenue line. We just felt it be cleaner and clearer for people to analyze the business if we broke it out separately.

JOE DAZIO - JP MORGAN - ANALYST -- And looking forward, should we expect sort of a similar distribution in '06 as what we saw in '05.

RANDY BROWN - EDUCATION REALTY TRUST INC - CFO Yes, I would say so. Because that is income coming through our TRS. The way it is analyzed we add a profit margin to the cost basically to create the revenue. So, yeah, I would -- you could use, I would say the same -- the same trend going out that you see in fourth quarter.

JOE DAZIO - JP MORGAN - ANALYST -- Great, thank you.

OPERATOR As a reminder, ladies and gentlemen, if you would like to ask a question, that is star followed by 1 on your telephone. And your next question is a follow-up from the line of Nap Overton of Morgan Keegan.

NAP OVERTON - MORGAN KEEGAN & CO., INC. - ANALYST -- Yes, Paul, just wanted to clarify and kind of follow up on that -- on that dividend question as well. I have estimated $0.90 of AFFO or adjusted funds from operation after a capital reserve for 2006 using a dollar FFO per share estimate which seems to be pretty well under the $1.19 dividend distribution. And telling people that, you know, a dividend cut is pretty likely at the end of the year and I think I heard you say that is not necessarily so, and I just wanted to make sure I understood you correctly on that.

PAUL BOWER - EDUCATION REALTY TRUST INC - Chairman, Pres., CEO - No, you do, Nap. You understand me correctly. That is not necessarily so. And we realize what -- what makes the difference is the performance we can have between now and, say, the fourth quarter of 2006. If we indeed acquire a few things, do some balance sheet development, maybe do a joint venture, we can impact that coverage of the dividend. And see that our rate of coverage is growing significantly we will continue to maintain the dividend.

NAP OVERTON - MORGAN KEEGAN & CO., INC. - ANALYST -- Okay, thanks very much.

OPERATOR At this time, you have to further questions, ladies and gentlemen, this concludes your question-and-answer section for today. I would like to turn the conference over to Management for any closing remarks.

PAUL BOWER - EDUCATION REALTY TRUST INC - Chairman, Pres., CEO Thank you very much for your attention. We are off to a good quarter wrap-up for fourth-quarter 2005, and we look forward to continuing that trend. Thanks for your participation. Operator Ladies and gentlemen, thank you for injure participation in today's conference. This concludes the presentation. You may now disconnect and have a great day.